                                                                    EXHIBIT 12.1

                ERICO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                   THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           MARCH 31,
                                       -------------------------------------------------------    --------------------
                                        1999        2000        2001        2002        2003        2003        2004
                                       -------     -------     -------     -------     -------    --------    --------

Earnings as defined:
  Income from before income taxes      $12,300     $10,120     $ 9,448     $18,735     $20,455    $ 4,654     $ 3,350
  Plus: fixed charges                    8,522       6,992       7,320       6,493      14,870      3,568       4,206
                                       -------     -------     -------     -------     -------    -------     -------
    Earnings                           $20,822     $17,112     $16,768     $25,228     $35,325    $ 8,222     $ 7,556
                                       =======     =======     =======     =======     =======    =======     =======

Fixed Charges as defined:
  Interest expense, including
     amortization of debt issue
     costs                             $ 7,272     $ 5,792     $ 5,590     $ 5,033     $13,360    $ 3,193    $ 3,831
  Estimated interest factor on
     rental expense                      1,250       1,200       1,730       1,460       1,510        375        375
                                       -------     -------     -------     -------     -------    -------    -------
    Fixed Charges                      $ 8,522     $ 6,992     $ 7,320     $ 6,493     $14,870    $ 3,568    $ 4,206
                                       =======     =======     =======     =======     =======    =======    =======

Ratio of Earnings to Fixed
    Charges (1)                            2.4         2.4         2.3         3.9         2.4        2.3        1.8
                                       =======     =======     =======     =======     =======    =======    =======



(1) The ratio of earnings to fixed charges is determined by dividing income before income taxes, adjusted for interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor.